Exhibit 6.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of May 1, 2018, between Apex Farms Corp., a Nevada corporation (the “Company”), and Alexander M. Woods-Leo, an individual (the “Executive”).

RECITALS

The Company wishes to secure the services of the Executive as the Chief Executive Officer of the Company (with such other duties and/or offices in the Company or its affiliates as may be assigned by the Company’s Board of Directors and as agreed to by Executive) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ the Executive in the position of Chief Executive Officer of the Company and have such duties and responsibilities as are reasonably assigned, delegated and determined as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company’s Board of Directors and as agreed to by Executive) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his full customary business time and energies to the business of the Company and/or its affiliates to perform his duties hereunder.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on the date hereof and ending on the third anniversary of the date hereof (unless the Executive is earlier terminated as provided in Section 4 hereof or resigns voluntarily). Thereafter, this Agreement shall automatically renew for successive one-year periods until terminated in accordance with its terms.

3. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

(a) Salary. An annual base salary (the “Base Salary”) of $125,000 payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company. The Base Salary payable to the Executive shall be increased annually by no less than 5% or such greater amount as is determined by the Board of Directors.  Notwithstanding the foregoing, until such time as the Company’s cash flow supports the payment of the Executive’s Base Salary (as determined in good faith by the Board of Directors of the Company) (the “Cash Flow Positive Date”), the Company shall not be required to pay to the Executive the Base Salary and, instead, the Base Salary shall accrue on the books of the Company as a debt or liability to the Executive. Alternatively, until the Cash Flow Positive Date, at the Company’s option, the Company may pay all or any portion of the Base Salary then accrued and owing to the Executive by the issuance to the Executive of the Company’s Common Stock having a value that is equal to the then owing amount of accrued Base Salary as determined by the Board of Directors of the Company in good faith.

(b) Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term to participate in the Company’s Stock Option Plan (the “Plan”) to the same extent as other senior management of the Company, as determined by the board of directors of the Company. The Executive shall also be permitted during the Term, to the extent eligible, to participate in all other employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive’s position with the Company. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees.

(c) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(d) Vacation. The Executive shall be entitled to three weeks of paid vacation per year.

(e) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(f) Bonus; Signing Bonus.

(i) In addition to the Base Salary, the Executive may receive an annual bonus based upon the performance of the Executive and that of the Company, which bonus shall be determined by the Board of Directors of the Company.

(ii) Upon entering into this Employment Agreement, the Company shall pay to the Executive a signing bonus in the amount of $25,000, which signing bonus is intended to compensate the Executive for past services provided to the Company since its inception and also to incentivize the Executive to enter into this Employment Agreement. In lieu of paying the $25,000 signing bonus in cash, the Company shall issue to the Executive on or about the date hereof 357,143 shares of the Company’s Common Stock.

4. Termination.

(a) Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate as of the date of his death and except as set forth in Section 5(b) hereof the Executive’s estate shall have no right to any compensation or benefit hereunder on and after the date of death.

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(b) Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability. Except as set forth in Section 5(b) hereof the Executive shall have no right to any compensation or benefit hereunder on and after the date of such termination.

(c) Termination for Cause. The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) any willful breach by the Executive of any material term of this Employment Agreement, if the Executive fails to reasonably cure such breach within 30 days after the receipt of written notice from the Board of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a failure or willful breach and of the intent of the Company to terminate the Executive’s employment upon the failure of the Executive to reasonably cure such failure or breach; or

(ii) Executive has committed an intentional felonious act of fraud, misappropriation, embezzlement, or theft or an intentional breach of fiduciary duty involving personal profit; or

(iii) the Executive is indicted for any criminal offense constituting a felony or a crime involving moral turpitude (except that Executive shall continue to be entitled to all compensation until a conviction of such offense); or

(iv) the Executive intentionally breaches the provisions of Section 6 of this Agreement.

For purposes of this Employment Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the interest of the Company.

(d) Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days’ written notice by the Company to the Executive and, except as provided in Section 5(a) hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

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5. Severance Payments.

(a) Certain Severance Payments. If during the Term the Company terminates this Employment Agreement pursuant to Section 4(d) hereof (Termination without Cause), all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for the longer of (x) twelve months or (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly installments; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination through the Severance Period; and (iii) all previously earned, accrued, and unpaid Base Salary and benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs. If, prior to the date on which the Company’s obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5(a) on or after the date of such violation. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Executive of a release of any and all claims that the Executive may have against the Company which release shall be in form and substance reasonably satisfactory to the Company in its sole discretion.

(b) Severance Payments upon Termination for Cause, Death or Disability. If this Employment Agreement is terminated by the Company pursuant to Sections 4(a) (Termination upon Death), 4(b) (Termination upon Disability) or 4(c) (Termination for Cause) hereof, the Executive (or his estate or representative as applicable) shall receive only the amounts specified in clause (ii) and (iii) of Section 5(a) hereof.

6. Certain Covenants of the Executive.

(a) Covenants Against Competition. The Executive acknowledges that: (i) Executive is one of the limited number of persons who will assist with developing the Company’s business, which consists of contract manufacturing for nutraceutical products (the “Company’s Business”); (ii) Executive’s work for the Company will bring Executive into close contact with many confidential affairs not readily available to the public; and (iii) the covenants contained in this Section 6 will not involve a substantial hardship upon Executive’s future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(i) Non-Compete. During the Term and for a period of one year thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s Business for the Executive’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

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(ii) Confidential Information. During the Restricted Period, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s Business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s Business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing Executive’s duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Executive).

(iii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

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(b) Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 6(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants and only in such jurisdiction where the Executive’s alleged violation of the Restrictive Covenants occurred. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, or mailed.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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(d) Governing Law; Mediation; Arbitration.

(i) This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the choice of law principles thereof.

(ii) The parties agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of The CPR Institute for Conflict Prevention & Resolution or any other procedure upon which the parties may agree. The parties further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures. Either party may commence the mediation process by providing to the other party written notice, setting forth the subject of the dispute, claim or controversy and the relief requested. Within ten (10) days after the receipt of the foregoing notice, the other party shall deliver a written response to the initiating party's notice. The initial mediation session shall be held within thirty (30) days after the initial notice. The parties agree to share equally the costs and expenses of the mediation (which shall not include the expenses incurred by each party for its own legal representation in connection with the mediation). The parties further acknowledge and agree that mediation proceedings are settlement negotiations, and that, to the extent allowed by applicable law, all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their agents shall be confidential and inadmissible in any arbitration or other legal proceeding involving the parties; provided, however, that evidence which is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The provisions of this section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(iii) All disputes, controversies or claims between the parties hereto arising out of or in connection with this Agreement (including its existence, validity or termination) that cannot be amicably resolved or resolved through mediation shall be finally resolved and settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in Wilmington, Delaware, and shall be conducted in the English language. The arbitration award shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the federal and state courts located in the Wilmington, Delaware for such purpose and for the purpose of exercising any equitable remedies available to the Parties hereunder, and each party hereby waives any objection such person may have based on improper venue or inconvenient forum in connection with any such action or proceeding in any such court.

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(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY:

Apex Farms Corp.

By:	/s/ Alexander M. Woods- Leo
	Name:	Alexander M. Woods-Leo
	Title:	CEO

	Address:	1105 Monterey Place, Wilmington DE 19809

EXECUTIVE:

/s/ Alexander M. Woods- Leo
Name: Alexander M. Woods-Leo

	Address:	1105 Monterey Place, Wilmington DE 19809